UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HER IMPORTS

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53810

Nevada	30-0802599
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

8861 W. Sahara Ave., Suite 210, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Her Imports 2017 Equity Incentive Plan

(Full title of the plan)

Barry Hall

Chief Executive Officer

8861 W. Sahara Ave., Suite 210,

Las Vegas, NV

(Name and address of agent of service)

702-544-0195

(Telephone number, including area code, of agent of service

Copy to:

Michael Harris, Esq.

Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 Par Value:
2017 Equity Incentive Plan (issued)	41,667	(2)	$9.20	(3)	$383,336	$47.73
2017 Equity Incentive Plan (available)	358,333	(4)	$0.75	(5)	$268,749	$33.46
Total	400,000					$81.19

(1)	This Registration Statement covers a total of 400,000 shares of the Registrant’s common stock that are available for issuance under the Her Imports 2017 Equity Incentive Plan (the “Plan”). This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Represents shares of Common Stock subject to stock options under the Plan that are outstanding as of the date this Registration Statement is being filed.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of outstanding stock awards granted pursuant to the Plan.

(4)	Represents shares of Common Stock, available for grants under the Plan as of the date this Registration Statement is being filed.

(5)	Estimated solely for the purpose of calculating the registration fee based on the average of the bid and ask prices of the Registrant’s common stock as reported on OTCQB on June 1, 2018, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The Registrant will send or give to participants the documents containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to Her Imports, 8250 W. Charleston Blvd., Suite 110, Las Vegas, NV 89117 Attention: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. The following documents, which have been filed with the SEC, are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 27, 2018;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 15, 2018;

(c)	Current Reports on Form 8-K (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) filed on February 14, 2018, April 4, 2018 and May 1, 2018;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to above; and

(e)	Description of the Registrant’s Common Stock in Registration Statement on Form 10 filed on October 29, 2009, as amended, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities covered by this Registration Statement have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, respecting any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the Nevada Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (ii) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

Section 78.7502(2) of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the Nevada Revised Statutes provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees, or agents that have ceased to hold such positions and to their heirs, executors, and administrators. Section 78.752 of the Nevada Revised Statutes empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of a director, officer, employee, or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

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Provisions relating to indemnification of officers and directors of the Registrant for acts by such officers and directors are contained in Article V of the Registrant’s Bylaws. Article V provides for indemnification of current and former directors and officers of the Registrant against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon them in connection with any proceeding to which they may be made a party, or in which they may become involved by reason of being officers or directors of the Registrant, except in such cases where such directors or officers, are adjudicated guilty of willful misfeasance or malfeasance in the performance of their duties. Article V further provides that in case of a settlement, indemnification is subject to approval by the Registrant’s Board of Directors.

In addition, the Registrant has entered into indemnification agreements with its officers and directors that provide for indemnification to the fullest extent permitted under the Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 4, 2018.

Her Imports

By:	/s/ Barry Hall
Name:	Barry Hall
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry Hall	Chief Executive Officer (Principal Executive Officer); Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer); Chairman	June 4, 2018
Barry Hall

/s/ Leonard H. Dreyer	Director	June 4, 2018
Leonard H. Dreyer

/s/ Karen Macdonald	Director	June 4, 2018
Karen Macdonald

Director
Aric Perminter

Director
Faisal Razzaqi

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Nason, Yeager, Gerson, White & Lioce. P.A.

10.1	Her Imports 2017 Equity Incentive Plan*

23.1	Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (included in Exhibit 5.1)

23.2	Consent of RBSM LLP

* Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on September 19, 2017.